Exhibit 10.1
Novint/Tournabout Intellectual Property Acquisition Agreement
This Intellectual Property Acquisition Agreement (this “Agreement’) is between Novint Technologies, Inc., a Delaware corporation having offices in Albuquerque, NM (“Novint”) and Tournabout, Inc., a California corporation having offices in Carpinteria, CA (“Tournabout’), and is effective as of April 21, 2007 (the “Effective Date”).
1.	Background
1.1.	Tournabout owns intellectual property related to computer software, including without limitation a program called “ContestMaker,” which includes server software, database software, and API;

1.2.	Tournabout has represented to Novint that Tournabout’s computer software can be adapted to provide capabilities that Novint desires prior to Novint’s planned June 18 product launch, which capabilities are an important part of the value of the intellectual property to Novint;

1.3.	Tournabout desires to sell, and Novint desires to acquire, all the intellectual property assets of Tournabout, subject to the terms and conditions of this Agreement.
2.	Definitions
2.1.	Confidential Information. Confidential and proprietary Information that has been or will be transferred or disclosed to the other Party, including, without limitation, the terms of this Agreement. Confidential Information does not include any information that a Party can demonstrate by competent written evidence is or becomes any of the following: (i) generally available to the public or otherwise part of the public domain other than through any act or omission of such Party in breach of this Agreement; (ii) disclosed to such Party by a third party that has no obligation not to disclose such information; (iii) independently developed by such Party without use of Confidential Information of the other Party, and (iv) known by such Party at the time of disclosure to such Party by the other Party.
2.2.	ContestMaker. A system that provides a client-server software application that runs online game contests, captures player information (both at registration and during game play) and then analyzes that information for trends and behaviors. The ContestMakerTM Client is a set of application programmer interfaces (APIs) that are integrated in previously developed video game software including without limitation (a) all trade or service marks, and any goodwill associated therewith, embodied in the system or used to reference the system, including without limitation “ContestMaker”; (b) all copyrights in the system or any portion thereof; (c) all versions of computer software implementing the system regardless of programming language or platform, and regardless of form (e.g., source, object, executable); (d) all images, sounds, and any other content embodied in the system or used in execution of any version of the system; (e) all computer software reasonably required for operation, distribution, maintenance, or improvement of any version of the system, including tools and libraries, regardless of programming language or platform, and regardless of form (e.g., source, object, executable), but not including software that meets all of the following conditions: (a) was not created or authored by Tournabout, and (b) was licensed by Tournabout from other parties, (c) is generally commercially available, and (d) has been disclosed by Tournabout to Novint as an exception to this definition.
2.3.	Controlling Persons. Ed Zanelli and Michael Musson.

2.4.	Demonstration Date. June 18, 2007.

2.5.	Information. Information and data of any type and in any tangible or intangible form, whether or not patentable, including without limitation ideas, inventions (whether or not patentable), preclinical, clinical and other data, physical, chemical and biological materials, algorithms, software, works of authorship, plans, designs, practices, methods, techniques, specifications, production technical operating procedures, standard operating procedures, protocols under development, formulations, software, formulae, work product, knowledge, know-how, skill, experience, test data, analytical and quality control data, stability data, results of studies and patent and other legal information or descriptions.

2.6.	Integration Milestone. Novint will utilize tests after the successful completion of the milestones outlined in Attachment A, to determine, in Novint’s reasonable discretion, whether the Intellectual Property of Tournabout, including but not limited to, Contest Maker, has been effectively integrated into the IP of Novint.

2.7.	Integration Plan. The project set forth in Exhibit B.

2.8.	Intellectual Property. (i) Patents, applications therefor, and all foreign counterparts thereof, divisions, continuations, continuations-in-part to the extent claiming Intellectual Property otherwise licensed or assigned by this Agreement, reissues, renewals, re-examinations or extensions thereof (“Patent Rights”), (ii) copyrights, copyright applications and registrations, copyrightable works of authorship, and all other rights corresponding thereto throughout the world (“Copyrights”), (iii) Information, and trade secrets, know-how and confidentiality rights and any other intellectual property or proprietary right associated with Information.

2.9.	License Price. $50,000 in cash.

2.10.	Purchase Price. If Ed Zanelli has agreed to enter into full time service to Novint before the Demonstration Date, and continues full time service to Novint, either as an employee or as a consultant, for at least one year thereafter, 250,000 shares of Novint common stock plus $75,000 in cash; otherwise 200,000 shares of Novint common stock plus $60,000 in cash.

2.11.	Subject IP. All Intellectual Property owned, controlled, or licensed by Tournabout, including without limitation ContestMaker and the Intellectual Property set forth in Exhibit A.

3.	Acquisition of Intellectual Property Assets
3.1.	Tournabout hereby sells and assigns to Novint all right, title, and interest in and to the Subject IP.

3.2.	Tournabout, for itself and for any party claiming through Tournabout, hereby releases Novint from any intellectual property claims arising out of Novint’s use of the Subject IP.
4.	Integration Plan
4.1.	Novint and Tournabout will each apply its best efforts toward to the completion of the Integration Plan set forth in Exhibit B.

4.2.	Novint shall own all Intellectual Property developed during the Integration Plan.

4.3.	Ed Zanelli will apply his full-time efforts to the completion of the Integration Plan from the Effective Date until the Demonstration Date, pursuant to the terms of a Consulting Agreement to be entered between Ed Zanelli and Novint.

4.4.	Tournabout will apply its best efforts to ensure that Jeremy Link will apply his efforts, not less than one half time unless otherwise agreed by Novint, to the completion of the Integration Plan from the Effective Date until the Demonstration Date, pursuant to the terms of a Consulting Agreement to be entered between Jeremy Link and Novint.

4.5.	Michael Musson will be available for consultation with Novint regarding the Subject IP and the Integration Plan from the Effective Date until ninety days thereafter, for not more than 10 hours per month, at no charge to Novint.
5.	Compensation
5.1.	If the Integration Milestone is met by the Demonstration Date, as determined by Novint’s Board of Directors acting in good faith, then Novint shall pay the Purchase Price within 30 days of the Demonstration Date.

5.2.	If the Integration Milestone is not met by the Demonstration Date, then Novint shall elect one of the following three alternatives:
5.2.1.	Purchase Alternative. Pay the Purchase Price within 30 days of the Demonstration Date.

5.2.2.	License Alternative. Pay the License Price within 30 days of the Demonstration Date, in which case Novint shall assign all right, title, and interest in and to the Subject IP acquired from Tournabout to Tournabout, and Novint’s rights in any derivative works of copyrighted software in the Subject IP, and Novint shall have the rights set forth under the License provisions.

5.2.3.	Termination Alternative. Only if the failure to meet the Integration Milestone by the Demonstration Date is principally due to the fault of Tournabout or the Controlling Persons, Novint may terminate this Agreement by written notice to Tournabout within 30 days of the Demonstration Date, in which case Novint shall assign all right, title, and interest in and to the Subject IP acquired from Tournabout to Tournabout, and Novint’s rights in any derivative works of copyrighted software in the Subject IP, and Novint shall have no further rights to the Subject IP and no obligations to Tournabout.
5.3.	If Ed Zanelli leaves employment with Novint, either voluntarily or by termination for cause, after Novint has paid the Purchase Price but before one year thereafter, then Tournabout shall refund $15,000 in cash and 50,000 shares of Novint common stock within 30 days of written notice from Novint to Tournabout of such occurrence.
6.	License Alternative. Tournabout agrees to and hereby grants to Novint, effective on the date of Novint’s payment of the License Price, an irrevocable, perpetual, worldwide license to the Subject IP and to any derivative works assigned to Tournabout by Novint hereunder, for all purposes, and including the right to grant sublicenses to others, and exclusive in the field of computer games having force feedback capability. Tournabout shall not grant licenses to the Subject IP, or any derivative works assigned to Tournabout by Novint hereunder, to any other party for use in connection with computer games having force feedback capability.
7.	Technology Transfer. Tournabout agrees to provide Novint with all information reasonably necessary or requested for the exercise of the rights granted herein, including without limitation copies of documents relating to patent filing and prosecution, electronic copies of software programs, copies of electronic design files, and other embodiments of or documents describing the Subject IP.
8.	Confidentiality.
8.1.	Each Party understands that maintenance of the confidential nature of both Parties’ Confidential Information is important to the other Party’s future use, practice, and commercial exploitation thereof. Each Party agrees that it shall use reasonable efforts to preserve the confidentiality of any and all Confidential Information of the other Party. For clarity, information in the Subject IP assigned to Novint is Confidential Information of Novint.

8.2.	Permitted Disclosure. A Party may disclose Confidential Information of the other Party only to current and prospective employees, agents, confidential advisers, and investors who have reasonable need to know, given the nature of their relationship to the Party, and shall not disclose Confidential Information of the other party to any other party or use the Confidential Information for any purpose other than exercise of the rights granted herein.
9.	Representations and Warranties
9.1.	Tournabout, and the Controlling Persons, jointly and severally represent and warrant to Novint that:

9.1.1.	Tournabout owns all right, title, and interest in and to the Subject IP, free of any liens or encumbrances of any kind, and Tournabout has the right to make the assignments and grant the licenses expressed or implied herein, and the intellectual property rights in the Subject IP are valid and enforceable against unlicensed use;

9.1.2.	Tournabout has not, and will not, assign or license the Subject IP or any part thereof to any other party;

9.1.3.	To the best of the knowledge of Tournabout and the Controlling Persons, the use of the Subject IP for hosting games that enables Novint to run online game contests for users of the Falcon and other Novint Products will not infringe the intellectual property rights of any other party.

9.1.4.	Tournabout is duly organized and validly existing under the laws of the state of its incorporation and has full corporate power and authority to enter into this Agreement and to carry out the provisions hereof, and after execution and performance of this Agreement will have sufficient resources to pay its obligations as they come due;

9.1.5.	Tournabout has taken all corporate action necessary to authorize the execution and delivery of this Agreement and the performance of its obligations under this Agreement; and such execution, delivery andlor performance does not and will not violate any law, regulation, permit held by Tournabout, or contract to which Tournabout is bound;

9.1.6.	This Agreement is a legal and valid obligation of Tournabout and the Controlling Persons, binding upon Tournabout and the Controlling Persons and enforceable against Tournabout and the Controlling Persons in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws affecting creditors’ rights, and subject to general equity principles and to limitations on availability of equitable relief, including specific performance;

9.1.7.	Tournabout has disclosed to Novint any written or electronic mail communications alleging that it has violated or, by conducting its obligations as currently proposed under this Agreement, would be violating, any of the Intellectual Property rights of any third party;

9.1.8.	All information provided to Novint by Tournabout or the Controlling Persons in relation to this Agreement is true and accurate in all material respects, all information necessary to make any information disclosed to Novint not false or misleading in any material respect has been disclosed to Novint.
9.2.	Novint represents and warrants to Tournabout that:

9.2.1.1.	Novint is duly organized and validly existing under the laws of the state of its incorporation and has full corporate power and authority to enter into this Agreement and to carry out the provisions hereof;

9.2.1.2.	Novint has taken all corporate action necessary to authorize the execution and delivery of this Agreement and the performance of its obligations under this Agreement; and such execution, delivery andlor performance does not and will not violate any law, regulation, permit held by Novint, or contract to which Novint is bound;

9.2.1.3.	this Agreement is a legal and valid obligation of Novint, binding upon Novint and enforceable against Novint in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws affecting creditors’ rights, and subject to general equity principles and to limitations on availability of equitable relief, including specific performance;
9.3.	Each Party shall indemnify and hold harmless the other Party from and against any and all claims arising out of any breach of the representations, warranties, and covenants set forth herein.
10.	Noncompetition and Nonsolicitation
10.1.	For one year after the Effective Date, Tournabout shall not directly or indirectly solicit any Novint employees or customers.

10.2.	Until the Demonstration Date, Tournabout and the Controlling Persons will not engage in similar projects for any other party.
11.	Miscellaneous
11.1.	Further Assurances. Each Party hereby agrees to execute and deliver any further assignments and other documents as the other Party reasonably believes to be necessary to effect the foregoing assignment, license, or other enjoyment of the rights granted to such other Party hereunder, and each Party hereby grants to the other Party a limited, irrevocable power of attorney to execute and deliver such further assignments and other documents in the event that it is unable to obtain such execution and delivery from the other Party within ten (10) days of requesting the same.
11.2.	Limitation of Liability. Neither Party shall be liable to the other for any consequential, incidental, indirect, special or punitive damages arising from this Agreement.
11.3.	Governing Law. This Agreement shall be governed by the laws of the State of New Mexico, without giving effect to any of its conflicts of law provisions.
11.4.	Entire Agreement. This Agreement constitutes the entire, final and complete agreement and understanding between the Parties with respect to the subject matter hereof, and replaces and supersedes all prior discussions and agreements between the Parties with respect to such subject matter. No amendment, modification or waiver of any terms or conditions hereof shall be effective unless made in writing and signed by a duly authorized officer of each Party.
11.5.	Headings. All headings are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of the terms of this Agreement.

11.6.	Notices. All notices required or permitted to be given under this Agreement shall be in writing and shall be mailed by registered or certified mail, or delivered by a nationally recognized overnight courier, or delivered by hand to the address set forth in the first paragraph of this Agreement, or such other address as a Party may use as its headquarters, provided that such Party has notified the other of such new address, to the attention of the Party’s President. All notices shall be deemed to have been given two (2) business days after such notice is mailed, as evidenced by the postmark at the point of mailing, or on the date of personal delivery, if not mailed.

11.7.	Counterparts. This Agreement may be executed in counterparts, each of which shall be considered an original and all of which shall constitute together the same document.

11.8.	Severability. If a court of competent jurisdiction declares any provision of this Agreement invalid or unenforceable, or if any government or other agency having jurisdiction over any Party deems any provision to be contrary to any laws, then that provision shall be severed and the remainder of the Agreement shall continue in full force and effect. The Parties further agree to negotiate in good faith with the intention of agreeing to and implementing an amendment to replace such void, invalid, unenforceable, or unlawful provision with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void, invalid, unenforceable or unlawful provision.

11.9.	Independent Contractors. Each Party shall act solely as an independent contractor, and nothing in this Agreement shall be construed to give either Party the power or authority to act for, bind or commit the other Party in any way. Nothing herein shall be construed to create the relationship of partnership, principal and agent or joint venture between the Parties.

11.10.	Dispute Resolution. All disputes, claims, and controversies between the parties arising out of or related to this Agreement or the breach thereof (except for breach of any obligation of confidentiality or infringement of any intellectual property right for which an injunction may be sought) will be settled by binding arbitration. The arbitration will be conducted by a single arbitrator, experienced in the field of licensing intellectual property related to medical devices or life sciences, under the then-current Commercial Arbitration Rules of the American Arbitration Association. The decision and award of the arbitrator will be final and binding and judgment on the award so rendered may be entered in any court having jurisdiction thereof. The arbitration will be held in Albuquerque, New Mexico, or a mutually convenient location agreed to by the Parties, and the award will be deemed to be made in New Mexico.
11.11.	Bankruptcy. All rights and licenses granted to each Party under or pursuant to this Agreement are, and shall be deemed to be, for purposes of Section 365(n) of the United States Bankruptcy Code, licenses to rights of “intellectual property” as defined thereunder. Notwithstanding any provision contained herein to the contrary, if either Party is under any proceeding under the Bankruptcy Code and the trustee in bankruptcy of such Party, or such Party, as a debtor in possession, rightfully elects to reject this Agreement, the other Party may, pursuant to 11 U.S.C. Section 365(n) (1) and (2) retain any and all of such other Party’s rights hereunder, to the maximum extent permitted by law, subject to the payments specified herein.
(signature page follows)

signature page to Novint/Tournabout Intellectual Property Acquisition Agreement
IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement.

NOVINT		TOURNABOUT

/s/ Thomas G. Anderson	7/17/07	/s/ Michael Musson	4/24/07

Thomas G. Anderson, CEO	date	Michael Musson, CEO	date
of Novint Technologies, Inc.		Tournabout, Inc.

		/s/ Ed Zanelli	4/24/07

Michael Musson	date	Ed Zanelli	date

Exhibit A
1.	All IP associated with the ContestMaker platform including:
1.1.	All MySQL database objects and create scripts, including:
1.1.1.	tables

1.1.2.	stored procedures

1.1.3.	stored functions

1.1.4.	stored triggers
1.2.	ContestMaker Server, including:
1.2.1.	Registration and Player Accounts Interface (php code)

1.2.2.	Alert Engine (php and java code) Note1

1.2.3.	Ranking Engine (php code)

1.2.4.	Player Statistics and History Interface (php code) Note2

1.2.5.	Message Board and Chat (php code) Note3

1.2.6.	Administrative Interface (php code) Note2
1.3.	ContestMaker Client API, including:

1.4.	Java version

1.5.	C/C++ version
Note1: Alert Engine extends PHPMailer, a freeware mailer based on the standard AspEmail classes.
Note2: Player Statistics and History Interface and Administrative Interface include Open Source (java) line graphs from Play-Free-Games.com.
Note3: Message Board and Chat extends Phorum, an Open Source (php/MySQL) message board application.
2.	Patent application and any resulting patents on VIDEO GAME CONTESTS

2.1.	Application Number: 11/086,876

2.2.	Filed Named Inventor: Zanelli, et al.

2.3.	Filing Date: March 22, 2005

Exhibit B

Date	Task/Milestone	Who’s Responsible
4/20/2007	Finalize Novint requirements.	Novint/Tom

4/20/2007	Provide connection for development MySOL database server to Ed. Provide connection for development web server to Ed.	Red 8/Randy

4/27/2007	Install ContestMaker schema, including tables, triggers, functions, procedures and seed data on development MySQL database server.	Tournabout/Ed

4/27/2007	Install ContestMaker php API on development web server. Deliver php templates to Red 8.	Tournabout/Ed

4/27/2007	Deliver ContestMaker C/C++ dll to Novint.	Tournabout/Jeremy

4/27/2007	Begin integration of ContestMaker php files with N Touch.	Red 8/Randy

4/27/2007	Support Red 8 with integration of ContestMakerTM php API with N Touch. Make all changes or bug fixes as necessary.	Tournabout/Ed

4/27/2007	Begin integration of ContestMakerTM C/C++ dll with Novint games.	Novint/Bill

4/27/2007	Support Novint with integration of ContestMakerTM C/C++ dll with Novint games. Make all changes or bug fixes as necessary.	Tournabout/Jeremy

5/4/2007	Accept installation of ContestMakerTM schema.	Novint/Tom

5/4/2007	Accept installation of ContestMakerTM php files.	Novint/Tom

5/4/2007	Accept installation of ContestMakerT”” C/C++ dll.	Novint/Tom

5/18/2007	Complete integration of ContestMakerTM php API with N Touch.	Red 8/Randy

5/18/2007	Complete integration of ContestMakerTM C/C++ dll with Novint games.	Novint/Bill

5/18/2007	Begin testing.	All

6/8/2007	Complete testing.	All

6/18/2006	Launch.	All